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                                  Exhibit 10(o)


Golden Isles
Financial Holdings, Inc.

                                December 26, 1996


Mr. James T. Layman
137 Laurel Grove Road
Brunswick, GA 31523

Dear Jim:

        The purpose of this letter is to place in writing the terms and conditions of your employment with First Credit Service Corporation. This letter replaces and supersedes any previous written or oral agreements between us and you.

        1. Your position will remain as President/CEO of First Credit Service Corporation, with responsibility for the entire finance company operation. You will remain a member of the First Credit Service Corporation Board.

        2. Your salary will remain at a level of $95,000 per year, subject to possible annual increases as deemed appropriate by the Executive Committee of the First Credit Service Corporation Board. Your base salary will be reviewed annually at each year end.

        3. You will receive a bonus based on pre-tax profit 4% of the bottom line. You will also receive a 4% bonus on insurance sales production on all personal property, auto, AD&D, and car club. Stock options will be awarded based on cash bonus by dividing stock value into cash bonus (example: if bonus is $8000.00 and Board approves the option price of $6.00, you will receive 1333 shares of stock as an option, with a minimum of 1000 per year).

        4. You will continue to receive all benefits outlined in the personnel policy manual, such as vacation, major medical benefits and the use of a company vehicle.

        5. This agreement is effective through December 31, 2001. This agreement may be modified at any time by mutual consent of both parties.

        6. In the event the Company is sold or other management is put in place, your contract will still be in force and effect and you will still be employed under the same terms contained herein.

        7. If you are terminated for cause, this contract will become null and void and you will receive no further compensation or benefits beyond your termination date. Termination for cause is defined as theft, misappropriation of funds, employee harassment which is protected by law, or other acts involving moral turpitude.

        8. Your title from President and/or Chief Executive Officer may be changed without constituting a breach of this contract. However, if your responsibilities are changed such that you are no longer considered part of senior management, you may deem this contract to have been breached.

        9. In the event you are terminated or otherwise leave the employment of the Company under such circumstances by which you are entitled to receive compensation under this Agreement, that compensation will be limited solely to a continuation of your base salary of $95,000 per year, payable monthly, until the expiration date of this contract, which is December 31, 2001.

        10. This agreement is signed with specific approval by the Board of Directors of First Credit Service Corporation, adopted at a meeting on December 3, 1996.



                                              /s/ J. Thomas Whelchel
                                              ----------------------------------
                                              J. Thomas Whelchel
                                              Vice Chairman
                                              Interim Chief Executive Officer

AGREED TO AND APPROVED:


/s/ James T. Layman
--------------------------------
James T. Layman